EXHIBIT 99.1

Federal-Mogul Reports Fourth Quarter and Full Year 2015 Results

•	Strong sales growth, largely offset by currency exchange rate fluctuations

•	Gross profit increase of $45 million, or 20% in Q4 2015

•	38% improvement in Operational EBITDA in Q4 2015, despite negative currency exchange rate impact; net loss of $58 million, driven by $98 million of non-cash impairment and restructuring charges
Southfield, Michigan, February   29, 2016 . . . Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced financial results for the fourth quarter ended December 31, 2015. Net sales for the fourth quarter were $1,798 million, compared to $1,795 million in Q4 2014. Net sales increases from the acquired valvetrain business, as well as from strong domestic aftermarket sales in the U.S. and Canada, were offset by a $132 million negative impact from currency exchange rate fluctuations. Gross profit was $270 million, an improvement of $45 million, or 20 percent, compared with Q4 2014, despite a $21 million negative impact from currency exchange rate fluctuations. The increase in gross profit was primarily driven by operational improvements in both divisions. Net loss from continuing operations attributable to Federal-Mogul in the quarter was $58 million, or $(0.36) per share, which included the impact of non-cash impairment and restructuring charges of $98 million. Adjusted net income in Q4 2015 was $37 million, or $0.22 per share. Operational EBITDA in Q4 2015 was $164 million, up $45 million or 38 percent compared to Q4 2014, including a $12 million negative impact from currency exchange rate fluctuations.
For the full-year 2015, the company reported net sales of $7,419 million, compared to $7,317 million in 2014. Sales from acquired businesses as well as organic sales growth were largely offset by the negative impact of currency exchange rate fluctuations. Gross profit was $1,074 million, up $17 million or 2 percent, compared with full-year 2014, despite a $113 million negative impact from currency exchange rate fluctuations. Net loss from continuing operations attributable to Federal-Mogul for the full-year 2015 was $117 million, or $(0.71) per share, which included the impact of non-cash impairment and restructuring charges of $215 million. Adjusted net income for full-year 2015 was $114 million, or $0.69 per share. Operational EBITDA for full-year 2015 was $644 million, up $14 million or 2 percent compared to 2014, including an $84 million negative impact from currency exchange rate fluctuations.
Division Results
Powertrain Division
Federal-Mogul’s Powertrain division reported fourth quarter revenue of $1,066 million, compared to $1,039 in the prior year period. The increase in Powertrain’s revenue was principally driven by the valvetrain business acquired from TRW and was partially offset by a $75 million negative impact from currency exchange rate fluctuations.
Operational EBITDA for the fourth quarter 2015 was $105 million or 9.9 percent of revenue, the best quarterly performance in 2015, and a $14 million improvement over Q4 2014’s Operational EBITDA of $91 million, or 8.8 percent of revenue.

2015 full-year Powertrain revenue was $4,450 million, compared to $4,430 million in 2014. The increase in revenue, principally from the inclusion of the acquired valvetrain business, was largely offset by a $407 million negative impact from currency exchange rate fluctuations. Excluding revenue associated with valvetrain sales, the division experienced a modest increase in revenue of nearly 1 percent, reflecting the effect of healthy North American and European light vehicle markets, declining light and commercial vehicle markets in Brazil and Russia and a declining global heavy-duty and industrial market.
Demand for Powertrain’s emission-reducing and fuel-efficient technologies remained strong in 2015 with new and replacement bookings in excess of 110 percent of sales, making a strong contribution to future business.
Powertrain’s 2015 Operational EBITDA of $428 million, or 9.6 percent of revenue, was $3 million less when compared to $431 million or 9.7 percent of revenue in 2014. The full-year Operational EBITDA provided by the acquired valvetrain business as well as performance improvements in the second half of 2015 were not enough to cover the negative impact of almost $60 million in currency exchange rate fluctuations, the global decline in mining, construction and agricultural equipment production, and the recessions in Brazil and Russia.
Rainer Jueckstock, Federal-Mogul co-CEO and CEO, Federal-Mogul Powertrain commented, “Powertrain’s performance in 2015 is a reflection of both the success we found in the rapid and efficient integration of TRW’s valvetrain business and the year-long challenges faced with currency exchange rate fluctuations, the fallout of the global industrial engine markets, and the significant car and truck production volume declines in Russia and Brazil.” Jueckstock continued, “The first half of the year tested our ability to respond quickly to these changing market dynamics. By the second half of the year, our operations had stabilized and we are now delivering an improved operating performance demonstrated by a 9.9 percent Operational EBITDA margin in the fourth quarter - the best return on revenue in 2015.”
Motorparts Division
Federal-Mogul’s Motorparts division reported fourth quarter revenue of $792 million, compared to $823 million in the prior year period. Organic sales growth of $26 million was more than offset by a $57 million negative impact from currency exchange rate fluctuations.
At constant exchange rates, Americas sales of $447 million were up 6 percent, primarily driven by strong domestic aftermarket sales in the U.S. and Canada, which were up 9 percent in the quarter. EMEA sales of $285 million were down 3 percent compared to Q4 2014, mainly due to softness in Western European aftermarket and OE sales. Asia Pacific sales remained strong year-over-year and, at constant rates, were up 15 percent, with increases in both aftermarket and OE sales.
In Q4 2015, the Motorparts division recorded a $31 million increase in Operational EBITDA to $59 million, or 7.4 percent of revenue, compared to $28 million, or 3.4 percent of revenue in Q4 2014. The $31 million EBITDA improvement included further benefits from the integration of the Affinia chassis and Honeywell brake component acquisitions, benefits from prior period restructuring actions, improved operational performance and commercial actions. These benefits were partially offset by incremental costs associated with the continuing ramp-up of new major distribution centers in Southern California and Eastern Pennsylvania. As a result of the company’s distribution center realignment, U.S. distribution costs increased by $7 million versus the prior year period.
2015 full-year Motorparts revenue was $3,253 million, compared to $3,192 million in 2014. Revenue growth, driven principally from the full-year benefit of the Affinia chassis and Honeywell brake component acquisitions, was largely offset by a $235 million negative impact from currency exchange rate fluctuations.

Motorparts’ full-year 2015 Operational EBITDA of $216 million, or 6.6 percent of revenue, was up $17 million when compared to $199 million, or 6.2 percent of revenue in 2014. Adjusting for the $26 million negative impact from currency exchange rate fluctuations, EBITDA increased by $43 million, or 25 percent, in 2015 compared to 2014.
Daniel Ninivaggi, Federal-Mogul co-CEO and CEO, Federal-Mogul Motorparts commented, “Our fourth quarter results reflect improved operating and financial performance driven by our prior investments in productivity initiatives, restructuring actions, our globally-recognized brands and the integration of recently acquired businesses. While our financial performance improves, we are also continuing to invest in building a world-class distribution network and in various other strategic initiatives such as our ‘Tech First’ platform to support technicians and repair shops. During the fourth quarter, we also entered into two joint venture relationships to strategically expand our presence in China and Thailand, positioning Federal-Mogul Motorparts to play a meaningful role in the development of the independent aftermarket in the Asia Pacific region. I would like to thank our loyal customers and my colleagues at Federal-Mogul Motorparts for their continuing support as we transform our company into a world-class provider of products and services to the markets we serve.”
Analyst Call
Federal-Mogul will conduct an earnings conference call and audio webcast on Monday, February 29 at 9:30 a.m., EST. To facilitate rapid connection the morning of the call, please click here to pre-register.
To participate in the call:

Domestic calls:	(855) 789-8161
International calls:	(631) 485-4890
Passcode I.D.:	35688156
Further information is available at www.federalmogul.com/investors.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as sales at constant exchange rates, this measure excludes the effect of currency exchange on current year results; Operational EBITDA; and Adjusted Net Income. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure, please see the financial schedules that accompany this release.

Forward-Looking Statements
Statements contained in this press release which are not historical fact constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.
About Federal-Mogul
Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.
Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.
Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.
Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, wipers and a range of chassis components. The company’s aftermarket brands include ANCO ® wiper blades; Champion ® spark plugs, wipers and filters; AE ® , Fel-Pro ® , FP Diesel ® , Goetze ® , Glyco ® , Nüral ® , Payen ® and Sealed Power ® engine products; MOOG ® chassis components; and Ferodo ® , Jurid ® and Wagner ® brake products.
Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The Company has more than 53,000 employees globally. For more information, please visit www.federalmogul.com or contact:

Investor Relations	Media
Jim Zabriskie	Colleen Hanley
Federal-Mogul Holdings Corporation	Federal-Mogul Holdings Corporation
+1 (248) 354-8673	+1 (248) 354-3045
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FEDERAL-MOGUL HOLDINGS CORPORATION
Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Net sales	$1,798	$1,795	$7,419	$7,317
Cost of products sold	(1,528)	(1,570)	(6,345)	(6,260)

Gross profit	270	225	1,074	1,057

Selling, general and administrative expenses	(198)	(191)	(794)	(776)
Goodwill and intangible impairment expense, net	(44)	(120)	(94)	(120)
Restructuring charges and asset impairments, net	(54)	(43)	(121)	(110)
Amortization expense	(14)	(12)	(59)	(49)
Other income (expense), net	(2)	(8)	(5)	(11)

Operating income (loss)	(42)	(149)	1	(9)

Interest expense, net	(35)	(33)	(138)	(120)
Loss on debt extinguishment	—	—	—	(24)
Equity earnings of nonconsolidated affiliates, net of tax	19	9	56	48

Income (loss) from continuing operations before income taxes	(58)	(173)	(81)	(105)
Income tax expense	2	(9)	(30)	(56)

Income (loss) from continuing operations	(56)	(182)	(111)	(161)
Gain (loss) from discontinued operations, net of tax	—	—	7	—

Net income (loss)	(56)	(182)	(104)	(161)

Less net income attributable to noncontrolling interests	(2)	(3)	(6)	(7)

Net income (loss) attributable to Federal-Mogul	$(58)	$(185)	$(110)	$(168)

Amounts attributable to Federal-Mogul:
Net income (loss) from continuing operations	$(58)	$(185)	$(117)	$(168)
Gain (loss) from discontinued operations, net of tax	—	—	7	—

Net income (loss)	$(58)	$(185)	$(110)	$(168)

Net income (loss) per common share attributable to Federal-Mogul
Basic and diluted:
Net income (loss) from continuing operations	$(0.36)	$(1.24)	$(0.71)	$(1.12)
Gain (loss) from discontinued operations, net of tax	—	—	0.04	—

Net income (loss)	$(0.36)	$(1.24)	$(0.67)	$(1.12)

FEDERAL-MOGUL HOLDINGS CORPORATION
Consolidated Balance Sheets (Unaudited)
(In millions, except per share amounts)

	December 31	December 31
	2015	2014
ASSETS
Current assets:
Cash and equivalents	$194	$332
Accounts receivable, net	1,374	1,419
Inventories, net	1,342	1,215
Prepaid expenses and other current assets	188	225

Total current assets	3,098	3,191

Property, plant and equipment, net	2,353	2,160
Goodwill and other indefinite-lived intangible assets	903	928
Definite-lived intangible assets, net	404	354
Investments in nonconsolidated affiliates	296	269
Other noncurrent assets	184	165

TOTAL ASSETS	$7,238	$7,067

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$138	$127
Accounts payable	901	926
Accrued liabilities	582	546
Current portion of pensions and other postemployment benefits liability	40	46
Other current liabilities	159	186

Total current liabilities	1,820	1,831

Long-term debt	2,924	2,563
Pensions and other postemployment benefits liability	1,123	1,282
Long-term portion of deferred income taxes	367	389
Other accrued liabilities	102	93

Shareholders’ equity:
Preferred stock ($0.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($0.01 par value; 450,100,000 authorized shares; 170,636,151 issued shares and 169,040,651 outstanding shares as of December 31, 2015; 151,624,744 issued shares and 150,029,244 outstanding shares as of December 31, 2014)	2	2
Additional paid-in capital, including warrants	2,899	2,649
Accumulated deficit	(796)	(686)
Accumulated other comprehensive loss	(1,318)	(1,142)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	770	806

Noncontrolling interests	132	103

Total shareholders’ equity	902	909

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,238	$7,067

FEDERAL-MOGUL HOLDINGS CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Year Ended December 31
	2015	2014
Cash Provided From (Used By) Operating Activities
Net income (loss)	$(104)	$(161)

Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities:
Depreciation and amortization	341	334
Goodwill and intangible impairment expense, net	94	120
Restructuring charges and asset impairments	121	110
Payments against restructuring liabilities	(58)	(53)
Change in pension and postretirement benefits, excluding curtailment gains	(68)	(75)
Equity earnings of nonconsolidated affiliates	(56)	(48)
Cash dividends received from non-consolidated affiliates	11	25
Loss on sale of equity method investment	11	—
Loss on debt extinguishment	—	24
Deferred tax expense (benefit)	(17)	20
Gain from discontinued operations	(7)	—
Gain from sales of property, plant and equipment	(4)	—
Net loss from business dispositions	—	—

Changes in operating assets and liabilities:
Accounts receivable, net	(10)	(47)
Inventories, net	(172)	(84)
Accounts payable	18	72
Other assets and liabilities	(62)	41

Net cash provided from (used by) operating activities	38	278

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(440)	(418)
Payments to acquire businesses, net of cash acquired	(360)	(321)
Net proceeds from sale of equity method investment	15	—
Net proceeds from sales of property, plant and equipment	12	4
Capital investment in nonconsolidated affiliate	(14)	—

Net cash provided from (used by) investing activities	(787)	(735)

Cash Provided From (Used By) Financing Activities
Proceeds from term loans, net of original issue discount	—	2,589
Proceeds from draws on revolving lines of credit	663	—
Payments on revolving lines of credit	(306)	—
Principal payments on term loans	(28)	(2,544)
Debt issuance costs	—	(12)
Increase in other long-term debt	51	12
Increase (decrease) in short-term debt	(3)	—
Contingent consideration to acquire business	—	(9)
Proceeds from equity rights offering, net of related fees	250	—
Net proceeds (remittances) on servicing of factoring arrangements	—	(1)

Net cash provided from (used by) financing activities	627	35

Effect of foreign currency exchange rate fluctuations on cash	(4)	(7)

Decrease in cash and equivalents	$(126)	$(429)

Cash and equivalents at beginning of year	332	761
Increase (decrease) in cash and equivalents	(126)	(429)
Less: Cash and equivalents held for sale at December 31, 2015	(12)	—

Cash and equivalents at end of year	$194	$332

FEDERAL-MOGUL HOLDINGS CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended December 31		Year Ended December 31
	2015	2014	2015	2014
Net income (loss)	$(56)	$(182)	$(104)	$(161)

Depreciation and amortization	87	84	341	334
Interest expense, net	35	33	138	120
Income tax (expense) benefit	(2)	9	30	56

EBITDA	64	(56)	405	349

Restructuring charges and asset impairments (a)	54	43	121	110
Goodwill and intangible impairment expense, net	44	120	94	120
Loss on debt extinguishment	—	—	—	24
Loss on sale of equity method investment	—	—	11	—
Financing charges	2	—	9	6
Discontinued operations	—	—	(7)	—
Acquisition related costs	(1)	2	6	16
Segmentation Costs	1	9	4	10
Other	—	1	1	(5)

Operational EBITDA	$164	$119	$644	$630

(a) Restructuring charges and asset impairments
Restructuring charges related to severance and other charges, net	$32	$29	$89	$86
Asset impairments, including impairments related to restructuring activities	22	14	32	24

	$54	$43	$121	$110

Management utilizes Operational EBITDA as the key performance measure of segment profitability and uses the measure in its financial and operational decision making processes; for internal reporting; and for planning and forecasting purposes to effectively allocate resources. Operational EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted for additional amounts. Examples of these adjustments include impairment charges related to goodwill, other long-lived assets and investments; restructuring charges, certain gains or losses on the settlement/extinguishment of obligations; and receivable financing charges. During 2015, the Company modified its definition of Operational EBITDA to adjust for financing charges related to certain receivable financing programs. Comparable periods have been adjusted to conform to this definition.
Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. Management believes this measure provides additional transparency into its core operations and is most reflective of the operational profitability or loss of the Company’s operating segments and reporting units. The measure also allows management and investors to view operating trends, perform analytical comparisons and benchmark performance between periods and among operating segments.

FEDERAL-MOGUL HOLDINGS CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)
ADJUSTED NET INCOME

	December 31, 2015
	Three Months Ended	Year Ended
Net income (loss)	$(56)	$(104)
Restructuring and impairment charges, net	98	215
Loss on extinguishment of debt	—	—
Loss on sale of business	—	11
Legal separation and acquisition related costs	—	10
Discontinued operations	—	(7)
Costs associated with headquarter relocation	—	—
Net tax impact on above	(5)	(11)

Adjusted net income from continuing operations	$37	$114

Adjusted net income is defined as net income (loss) less restructuring and impairment charges, loss on extinguishment of debt, OPEB curtailment gains or losses, gains or losses on the sales of businesses, costs associated with acquisitions, legal separation and headquarters relocation, certain project and integration costs and related tax impact on these items.